Exhibit 99.1

For Immediate Release:

Contact:
Investor Relations:	Media Relations:
Brinlea Johnson	Anne Marshall
212-551-1453	425-372-3464
brinlea@blueshirtgroup.com	amarshall@drugstore.com

drugstore.com, inc. Announces Completion of Pharmacy Agreement With BioScrip, Inc.

BELLEVUE, Wash., August 2, 2010 / – drugstore.com, inc. (Nasdaq:DSCM), a leading online retailer of health, beauty, vision and pharmacy products, today announced the completion of the sale of the assets of its DS Pharmacy, Inc. subsidiary to BioScrip Pharmacy Services, Inc., a subsidiary of BioScrip, Inc., for approximately $10.5 million, which closed on July 30, 2010.

Through a strategic partnership, BioScrip has started providing pharmacy services to drugstore.com customers. Customers will be able to continue to order and refill their prescriptions through the drugstore.com website and will benefit from an expanded specialty pharmacy product offering, robust clinical resources, and greater access to third party insurance reimbursement, including Medicare.

drugstore.com previously announced its intent to sell the assets of its DS Pharmacy subsidiary to Bioscrip Pharmacy Services in a news release on May 5, 2010.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ:DSCM) is a leading online retailer of health, beauty, clinical skincare, vision and pharmacy products. Our portfolio of brands include: drugstore.com™, Beauty.com™, SkinStore.com™, and VisionDirect.com™. All provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 55,000 nonprescription products at competitive prices.

The drugstore.com pharmacy service is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.

About BioScrip, Inc.

BioScrip, Inc. is a leading national specialty pharmaceutical provider that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide cost effective, clinically focused access to medications and clinical management solutions. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.

Additional information

This announcement was issued on August 2, 2010. In connection with the agreement, drugstore.com has filed a current report on Form 8-K dated July 29, 2010 with the SEC. The Form 8-K is available at www.sec.gov or at www.investor.drugstore.com.